MASTER SERVICES AGREEMENT

between

Bioheart, Inc.

13794 NW 4th Street

Suite 212

Sunrise, Florida 33325

USA

and

Ascent Medical Product Development Centre, Inc.

401 North 3rd Street

Suite 300

Minneapolis, MN 55401

USA

This Master Services Agreement ("Agreement") is entered into this 18th day of January, 2010 ("Effective Date") by and between Bioheart, Inc. ("BIOHEART") and Ascent Medical Product Development Centre, Inc. ("ASCENT”). BIOHEART and ASCENT may be individually referred to as a "Party" and collectively as the "Parties."

WHEREAS, ASCENT is a clinical research organization ("CRO") in the business of providing professional clinical development services, including but not limited to project management, monitoring, data management, biostatistics, regulatory and medical writing.

WHEREAS, BIOHEART is in the business of developing, testing and seeking to commercialize cell-based therapies for the treatment of cardiovascular diseases.

WHEREAS, BIOHEART wishes to appoint ASCENT to provide certain clinical services to assist BIOHEART in the execution of clinical studies, and Ascent wishes to accept such appointment upon the terms and conditions set forth in this Agreement.

IT IS THEREFORE AGREED AS FOLLOWS:

1.	SERVICES

1.1. ASCENT shall provide the services set forth in one or more Task Orders (a "Task Order"), the form of which is attached hereto as Exhibit A, which Task Orders will contain the protocol and the related responsibilities and budget, and such other services as are set forth in any change order (a "Change Order") executed by BIOHEART and ASCENT (collectively, the "Services").

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Master Services Agreement

1.2.

Subject to the terms and conditions hereinafter set forth, ASCENT shall diligently perform the Services consistent with all applicable ICH Good Clinical Practice (GCP) guidelines, regulatory requirements or other applicable guidelines, regulations or laws and generally accepted professional standards, Including, where applicable, the United States Food and Drug Administration ("FDA") regulations and/or the corresponding regulations from Jordanian Food and Drug Agency (JFDA).

1.3.

The Services shall only be performed by ASCENT or its Affiliates. "Affiliate" means, with respect to a Party to this Agreement, any other legally recognizable entity directly or indirectly controlling, controlled by, or under common control of such Party. ASCENT shall remain responsible for the performance of any of its Affiliates.

1.4.

ASCENT will perform the Services according to this Agreement, ASCENT's standard operating procedures, and project specific procedures set forth in a Task Order or a Change Order. Notwithstanding the above, ASCENT will not change its standard operating procedures without BIOHEART's prior written consent.

2.	OBLIGATIONS OF ASCENT
2.1.

ASCENT will perform the Services in a timely fashion in accordance with the anticipated time schedule defined in each Task Order. Should, during the course of the work, any facts become known which could jeopardize the completion deadline, ASCENT will immediately inform BIOHEART and the Parties shall promptly and in good faith negotiate a mutually satisfactory outcome. Any changes in the agreed timelines of a Task Order must be agreed upon by the Parties mutually in writing.

2.2.	ASCENT will provide BIOHEART with all agreed upon reports and other work products existing in connection with the Services in a timely manner, as defined in each Task Order.
2.3.	ASCENT will fully disclose to BIOHEART all documentation related to the Services upon prior written request.
2.4.

In the event that BIOHEART decides to terminate a Task Order for safety or efficacy reasons, ASCENT will immediately take all necessary steps to terminate any contracts. ASCENT will immediately notify BIOHEART if, for any reason, it considers it inappropriate to continue providing Services under a Task Order. However, ASCENT will only cease providing Services pursuant to the written direction of BIOHEART.

2.5.

ASCENT agrees to cooperate with any audit or inspection carried out by BIOHEART or other relevant bodies such as the administrative authorities and the JFDA. ASCENT shall provide BIOHEART with a copy of any inspection report related to the Services pursuant to this Agreement. ASCENT will, as soon as possible, implement all modifications that prove necessary subsequent to the findings of the audits made by or on behalf of BIOHEART. Where an internal audit is concerned, BIOHEART agrees to give ASCENT at least ten (10) working

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Master Services Agreement

days' advance notice. BIOHEART shall be responsible for all costs and expenses related to ASCENT's obligations hereunder or under any Task Order or change order.

2.6.

ASCENT agrees to inform BIOHEART promptly of any regulatory action taken against ASCENT, and to provide a copy of any written correspondence received from a regulatory agency that may affect ASCENT's work hereunder. Furthermore, ASCENT agrees to notify BIOHEART of any request received from any applicable regulatory or governmental authority to inspect or otherwise gain access to the information, data or materials pertaining to the Services and shall permit inspection of such information, data and materials.

2.7.

ASCENT shall determine the composition of its team to perform the Services and will maintain it at the level required for the duration of the provision of the said Services. ASCENT will further ensure that the team is suitably informed and up to date. ASCENT confirms that the personnel involved in the contracted activities are suitably qualified and bound by professional secrecy. Moreover, ASCENT will ensure that employees, agents and subcontractors, who work exclusively under the administration and management of ASCENT observe the same requirements. Neither ASCENT, its subcontractors, agents nor any members of their respective staffs involved in providing the Services shall be, at the time of performance of any Services: (i) disqualified or debarred by the FDA or any other Regulatory Agency for any purpose pursuant to 21 U.S.C. § 335a or any foreign counterpart thereof; or (ii) convicted under United States federal law or foreign counterpart thereof, for conduct relating to the development or approval, or otherwise relating to the regulation of, any drug under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation.

2.8.	ASCENT confirms that it is entitled to enter into the contractual relationship with BIOHEART and that by entering this Agreement it does not violate obligations towards third parties.
2.9.

ASCENT makes no representation or warranty, either express or implied, that the product covered by any Task Order can, either during the term of the Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval from any applicable regulatory body. BIOHEART acknowledges that its obligations to pay ASCENT for Services rendered under this Agreement and the individual Task Orders are independent of and shall not be affected by the results of the studies.

2.10.

BIOHEART acknowledges that the Services provided by ASCENT under the Agreement are based upon information supplied by BIOHEART. ASCENT does not warrant that the Services will meet any specifications, functions or other standards, except as expressly set forth in this Agreement or the individual Task Orders.

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Master Services Agreement

2.11.	ASCENT hereby expressly disclaims any and all representations or warranties, whether oral or written, express or implied, other than those expressly set forth in the Agreement.
3.	OBLIGATIONS OF BIOHEART
3.1.

BIOHEART will have the overall responsibility for any study at all times, and BIOHEART will remain responsible for and manage all study related tasks which have not been specifically delegated to ASCENT pursuant to this Agreement and in each Task Order.

3.2.

For activities to be performed in Jordan, BIOHEART will be the "Sponsor" for the conduct of the study as defined in the JFDA Regulations. ASCENT is not acting as the "legal representative" of BIOHEART under this Directive. BIOHEART and ASCENT shall each comply with the Directive for all activities performed in Jordan.

3.3.

For activities to be performed in the US, each Task Order will specify the obligations transferred to ASCENT pursuant to 21 CFR §312.50 et seq., and BIOHEART and ASCENT shall each comply with the with the procedures and requirements of 21 CFR §312 for all activities performed in the United States.

3.4.

BIOHEART will, as required and as applicable, supply sufficient quantities of the materials required for the timely completion of any clinical study described in each Task Order. ASCENT will contract with Bioheart for these materials and their provision for the study.

3.5.	Study timelines and subject recruitment are the responsibility of ASCENT, who will select, evaluate, contract with, and administer all sites, which are to participate in the studies.
3.6.

BIOHEART agrees to keep ASCENT fully informed at all times of any and all relevant information, hereunder safety information (including but not limited to all study trials and all regulatory applications) known to BIOHEART which might reasonably impact the provision of Services by ASCENT.

3.7.

BIOHEART acknowledges that ASCENT will require documents, drug supplies, data, records and cooperation by BIOHEART, investigators, and/or third party suppliers in order to properly perform the Services. It is agreed and understood that ASCENT accepts no liability whatsoever for any errors, delays or other consequences arising from the failure of BIOHEART, investigators and/or third party suppliers to provide the same; however, if said delays or errors result in a cost to ASCENT, BIOHEART agrees to accommodate that cost using a method for payment that is mutually agreed for this assignment.

4.	TERM AND TERMINATION
4.1.	This Agreement shall commence upon the date that it is executed by both Parties and will continue in effect indefinitely, unless terminated in accordance with the provisions herein.

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Master Services Agreement

4.2.

BIOHEART may terminate any Task Order upon ninety (90) days prior written notice to ASCENT should BIOHEART decide to terminate the clinical study involved under the respective task order. Either Party may terminate a Task Order upon ninety (90) days' prior written notice to the other Party in the event material patient safety concerns are raised by the competent authorities. For the avoidance of doubt, commercial reasons, such as potential other clients or potential other service providers do not provide a valid reason to terminate the Agreement and/or the Task Order.

4.3.

In the event that a Task Order is terminated prior to the completion of the Services ASCENT will, on the effective date of termination, cease to provide Services under the Task Order other than those which are reasonable and necessary to safely close out the study and to fulfill any legal and/or ethical obligations. Contractual obligations to any underlying third parties will be terminated to the extent practicable. Both BIOHEART and ASCENT recognize that termination of a Task Order will require discussion and co-ordination to ensure subject safety, continuity/ discontinuity of treatment, and compliance with local and/or national regulations.

4.4.

In case of early termination of a Task Order by BIOHEART other than a termination pursuant to Section 4.5 below, BIOHEART and ASCENT agree that there will be a mutually agreed upon reimbursement methodology for the payments in Bioheart shares that have occurred prior to the termination and that have not already been used for the study. However, in no case will ASCENT be required to absorb a loss due to the early termination of the study.

4.5.

In the event of any material breach of any material provision of this Agreement and/or any Task Order, the non-breaching Party shall notify the breaching Party of the specific nature of the breach and shall request that it be cured. If the breaching Party does not cure the breach within thirty (30) days after receipt of such notice, the non-breaching Party may immediately terminate this Agreement and/or Task Order upon notice to the breaching Party, whereupon the non-breaching Party shall have no further liability or obligation to the breaching Party. Such termination shall not preclude the non-breaching Party from pursuing any and all remedies available to it at law or in equity.

4.6.

The Agreement may be terminated immediately by either Party if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it a petition for bankruptcy or has a receiver appointed for a substantial part of its assets.

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Master Services Agreement

5.	COMPENSATION AND EXPENSES
5.1.

In consideration for the provision of the Services, BIOHEART shall pay ASCENT the amounts specified in the applicable Task Orders on a "fee-for-services" basis. In addition, if costs are incurred by ASCENT as a result of unforeseen circumstances or requests for additional activities made by BIOHEART, that are not accommodated by the budget that has been mutually agreed for the task, BIOHEART shall reimburse ASCENT for all reasonable and necessary expenses, including but not limited to third party payments (if applicable), travel, printing, shipping, teleconference, and any other reasonable out-of-pocket expenses (collectively: "Pass-Through Costs" or "PTC"), incurred by ASCENT in accordance with the applicable Task Order. A handling fee of up to five percent (5%) of the PTC cost may be charged by ASCENT if agreed upon by the Parties and set forth in an applicable Task Order. The reimbursement will be made using the formula that has been agreed for payments to ASCENT and will be made in a timely manner, as requested by ASCENT.

5.2.	The payment schedule for any task shall be agreed by both parties and Specified in the task order. There will be no deviation from that schedule..
5.3.	For all activities to be performed in Jordan and the US, the base currency of the related Task Orders will be US Dollars.
5.4.

Payments of undisputed invoices not made thirty (30) days' of receipt of the applicable invoice may bear interest at the annual rate of LIBOR +3%. ASCENT reserves the right to suspend the provision of Services under a Task Order if the undisputed invoices under such Task Order are not paid within thirty (30) days following the date on which they are due.

5.5.

All amounts stated in the Task Orders are exclusive of any Value Added Tax ("VAT") and other taxes and duties, as applicable. This would apply to taxes on imported goods necessary for the study. BIOHEART will be responsible for reimbursing ASCENT for any such taxes and duties arising from Services provided under the Task Orders. ASCENT shall be responsible for remitting any such taxes and duties to the appropriate taxing authority. Reimbursement for such taxes, if any, will be added to the last payment made for the study.

5.6.

Any Additional costs or fees, including, but not limited to investigator fees and grants, central laboratory fees, packaging and distribution of medication, printing and distribution of Case Report Forms, and

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Master Services Agreement

Institutional Review Board submission fees, incurred by ASCENT in the conduct and performance, of the Services are only contracted by ASCENT for and on behalf of BIOHEART and shall be included in trial or task courses. Unless unforeseen, these costs shall be included in the budget for the task order. If not included, these costs will be reimbursed to ASCENT in a manner that is in accordance with the payment schedule appended to this agreement.

5.9.

BIOHEART acknowledges that, as part of ASCENT's Services under this Agreement, ASCENT may execute clinical trial related agreement with investigators and hospital or research institutions ("Site Agreements") as agent for and on behalf of BIOHEART, but only to the extent that BIOHEART has approved such finalized Site Agreements prior to their execution and delivery by ASCENT. In no event shall such investigators, hospitals or institutions be construed to be ASCENT's subcontractor or agent.

6.	SCOPE OF WORK AND CHANGE ORDERS
6.1.

BIOHEART shall inform ASCENT if BIOHEART wishes to modify an existing Task Order or obtain additional Services not covered by the Task Order and will submit a reasonable detailed summary of such proposed modifications of Services. After receipt of such summary, ASCENT shall in good faith prepare and provide BIOHEART with a written cost estimate for the provision of such Services which will be based on commercially reasonable terms ("Change Order"). If BIOHEART accepts the cost estimate or the Parties otherwise agree on the terms and conditions for such modifications or Services, the Parties shall amend an existing Task Order in a Change Order, as applicable. All Services provided by ASCENT pursuant to this Agreement shall be governed by the terms and conditions of this Agreement and by the applicable Task Order as may be, from time to time, executed between the Parties.

6.2.

The Parties agree and acknowledge that the estimated budget for the delivery and completion of the Task Order is based on the assumptions set forth in each Task Order. Any material change in a Task Order and/or the assumptions upon which the Task Orders are based (including, but not limited to, changes in an agreed starting date for an activity or finishing date of a milestone) may require changes in the budget and/or time lines and will require a written Change Order. Such Change Order will detail the requested changes to the applicable Service, i.e. task, responsibility, duty, budget, timeline or any other relevant matters. The Change Order will become effective upon the execution by both Parties and ASCENT will be given a reasonable period of time to implement the changes.

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Master Services Agreement

6.3.

The Parties agree to act promptly and in good faith when considering a Change Order requested by the other Party. Without limiting the foregoing, BIOHEART agrees that it will not unreasonably withhold approval of a Change Order if the proposed changes in budgets or time lines result from circumstances which are outside the control of ASCENT or which result from changes in the scope of Services upon which the initial budget or time lines were based. ASCENT reserves the right to postpone effecting any changes in the Services until such time as the Parties agree to and execute the corresponding Change Order.

6.4.

The Parties may mutually and in writing agree on the provision of defined "out-of-scope" services which are not specifically reflected in a Change Order. Such out-of-scope services shall be invoiced to BIOHEART on a "fee-for-services" basis at the ASCENT standard hourly rates and will be due for payment within thirty (30) days' of invoice date. As per section 5.1, ASCENT service fees are not subject to a handling fee, whereas any PTC incurred under any out-of-scope services are subject to the agreed handling fee.

7.	CONFIDENTIAL INFORMATION
7.1.

Each Party ("Receiving Party") hereby agrees to maintain any Confidential Information received from the other Party ("Disclosing Party") in strictest confidence that at all times, will not disclose it to any third party, and will use it only as necessary to perform its obligations under this Agreement. Neither Party will allow the Confidential Information of the other Party to be disclosed except to its own personnel who have a need to know the information. Each Party will cause each of its officers, directors, employees, and agents to restrict disclosure and use of such Confidential Information in like fashion. "Confidential Information" shall include, without limitation, technical and business data, specifications, research and development strategies, research results, methodology product samples and any other information, which may reasonably be deemed to be confidential.

7.2.	Exceptions to the above can be made concerning the publishing of methodology and unspecified results for scientific purposes, however only upon prior written consent from the Disclosing Party.
7.3.

This obligation of confidentiality will not apply to information that: (i) the Receiving Party knew before receiving it from the Disclosing Party; (ii) the Receiving Party receives from a third party without an obligation of confidentiality or breach of this Agreement; or (iii) becomes publicly available without breach of this Agreement.

7.4.

The Receiving Party will return all tangible Confidential Information of the disclosing Party upon request. The Receiving Party may, however, retain one (1) copy of such information for archival purposes.

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Master Services Agreement

7.5.	The confidentiality obligations stipulated herein shall survive the termination of the Agreement.
8.	INTELLECTUAL PROPERTY RIGHTS
8.1.

BIOHEART shall be the sole and exclusive owner of the results of the work done by ASCENT on any study contemplated hereunder and BIOHEART shall have the right to make whatever use it deems desirable of any such material and results. The commercial exploitation by BIOHEART will not entitle ASCENT to any royalties or other indemnities. BIOHEART shall be entitled to file in its own name relevant patent applications and the resultant patent rights shall also be owned by BIOHEART.

8.2.

Except as expressly provided above, ASCENT shall retain any and all title, right and interests it may have in its own trademarks, copyrights, trade secrets, patents know-how and methodologies and any other intellectual property rights and similar rights of any type under the laws of any governmental authority, domestic or foreign ("Pre-Existing Intellectual Property"). ASCENT shall grant to BIOHEART a royalty free, irrevocable, limited, non-exclusive, non-transferable right to use such ASCENT Pre-Existing Intellectual Property to the extent required for the achievement of the scope and objective of a Task Order.

9.	PATENT RIGHTS
9.1.

ASCENT shall promptly disclose to BIOHEART or its nominee any and all inventions, discoveries and improvements conceived or made by ASCENT while providing such Services to BIOHEART pursuant to a Task Order and relating to such Services and agrees, without any additional consideration, to assign all its interest therein to BIOHEART or its nominee. Whenever requested to do so by BIOHEART, ASCENT will execute any and all applications, assignments, or other instruments and give testimony which BIOHEART shall deem necessary to apply for and obtain Letters of Patent in all countries of the world at BIOHEART's discretion or to otherwise protect BIOHEART's interests therein. BIOHEART shall compensate ASCENT at a reasonable rate for the time devoted to said activities and shall reimburse ASCENT for reasonable expenses incurred. These obligations shall continue beyond the termination of a Task Order with respect to inventions, discoveries and improvements conceived of or made by ASCENT while providing Services to BIOHEART pursuant to a Task Order and shall be binding upon ASCENT's assigns, administrators and other legal representatives.

9.2.

The obligations described above apply to the clinical investigators, institutions or other agents contracted by ASCENT on behalf of BIOHEART. If this assurance cannot be obtained from the clinical investigators, institutions or other agents by ASCENT, BIOHEART will be promptly notified of the fact and both Parties shall discuss the appropriate measures to be taken in such circumstances.

10.	LIABILITY

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Master Services Agreement

10.1.

Each Party's entire and collective liability to pay damages to the other Party under this Agreement will, in no event, exceed the aggregate amount due from BIOHEART to ASCENT, but under no circumstances exceed $1,500,000.- under the relevant Task Order. The limitations set forth herein apply to claims arising from any cause whatsoever, regardless of the cause of action or whether the claim arose in contract, tort or otherwise.

10.2.

In no event will a Party be liable to the other Party for any reason whatsoever, whether in contract or in tort, for any form of indirect, special, incidental, exemplary or consequential damages howsoever arising (including, but not limited to, loss of revenue, loss of actual or anticipated profits, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of goodwill, loss of reputation, loss of, damage to or corruption of data), which arise out of or are in connection with the Services provided under this AGREEMENT and the underlying Task Orders (including any delay in the performance of the Services hereunder), whether foreseeable, known, foreseen or otherwise.

10.3.	The provisions set forth herein allocate risks under the Agreement, and both Parties have relied upon the limitations in determining whether to enter into this Agreement.
11.	INDEMNITY

Each Party to this Agreement agrees to defend, indemnify and hold the other Party, its directors, officers, employees, affiliates and agents ("Indemnitees") harmless from and against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of the Parties hereto and reasonable legal and expert costs and expenses), suits, losses, damages, costs, fines, ("Claims") for injury to persons, damage to property or non-compliance with applicable laws and regulations whether litigated or not, made or brought (whether successful or otherwise) by any third party against the Indemnitees in connection with or resulting from any study conducted under this Agreement. This indemnity shall not apply to any Claim to the extent that such Claim is caused by the negligent or wrongful acts or omissions or breach of statutory duty of such Party, its directors, officers, employees, affiliates or agents.

12.	INSURANCE
12.1

BIOHEART shall maintain, for the duration of the Agreement, an appropriate and adequate professional liability coverage with an insurance company of sound financial standing for an amount sufficient to cover its liability and indemnification obligations hereunder, including the liabilities defined in Article 3 (2)(f) of Directive 2001 /20/EC, which is incorporated herein by reference. BIOHEART will extend this cover to protect ASCENT from and against any action or actions for property damage, personal injury or death arising from activities properly undertaken, or undertaken at the express instructions of BIOHEART,

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Master Services Agreement

within the terms of the Agreement. BIOHEART will provide ASCENT with a copy of such insurance certificate within one (1) week upon written request.

12.2

ASCENT will maintain appropriate and adequate general third party liability coverage with an insurance company of sound financial standing to cover its contractual liabilities arising out of the Services provided under the Agreement. ASCENT will provide BIOHEART with a copy of such insurance certificate within one (1) week upon written request.

13.	NOTICES

Except as otherwise provided, ail communications and notices required under this Agreement shall be sent via a recognized reputable overnight courier service, such as Federal Express or DHL, to the addresses set forth below, or to such other addresses as the Parties may from time to time specify in writing.

If to BIOHEART	If to ASCENT:
Bioheart, Inc.	ASCENT
13794 NW 4th Street	401 North 3rd Street
Suite 212	Suite 300
Sunrise, Florida 33325	Minneapolis, MN
55401
USA	USA
Tel: 954 835-1500	Tel: 212-828-3906
Fax: 954 845-9976	Fax:212-828-3908
Attn.: Chief Executive Officer	Attn.: Chief Executive Officer

All communications provided for under each Task Order shall be addressed to the respective Parties as outlined in the Task Order.

14.	PUBLICITY/Logo/TRADEMARKS

The Parties must agree before any press release or other specialized publicity documents related to this Agreement or a Task Order are released to the press, broadcasting, television, or internet. This applies to the use or publication of either Party's name.

Neither of the Parties is entitled to use the logo or trademarks of the other Party unless expressly authorized by the other Party in writing.

15.	INDEPENDENT CONTRACTOR AND SUBCONTRACTORS

The Parties are acting in the capacity as independent contractors hereunder. Nothing contained herein shall be considered or interpreted as creating an employment relationship, partnership, association or other relationship between the Parties in which any one of the Parties may be liable for the acts or omissions of the other Party. Nothing contained

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Master Services Agreement

herein shall be construed or interpreted as creating an agency relationship between the Parties.

ASCENT reserves the right, upon receiving the prior written consent of BIOHEART, which consent shall not be unreasonably withheld, to use subcontractors and other third parties to support ASCENT in the fulfillment of its obligations under the Agreement.

16.	MODIFICATION OF THE AGREEMENT

No amendments, changes, modifications or alterations of the terms and conditions of this Agreement or any Task Order shall be binding upon either Party unless mutually agreed in writing and signed by both Parties.

17.	ASSIGNMENT

Neither Party will assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party. Any assignment or transfer of any of its rights and obligations hereunder without the prior written consent of the other Party, will be null and void.

Notwithstanding the above, either Party may assign, cede or transfer any or all of its rights and obligations under this Agreement or under a Task Order to any of its respective Affiliates without the prior written consent of the other Party.

18.	FORCE MAJEURE

Neither Party will be liable to the other for any delay or failure to fulfill obligations (other than payment obligations) caused by circumstances which were unforeseeable, unavoidable and beyond its reasonable control, including, but not limited to, Acts of God, war, riots, terrorism, fire, explosion, flood, sabotage epidemics, strikes, failures to obtain requested governmental visas, work permits or other authorizations, governmental laws and regulations imposed after the fact, and power failures ("Force Majeure Events"). Both Parties will in any event use reasonable endeavors to mitigate the effect of Force Majeure Events so as to recommence performance of their obligations as soon as reasonably possible. In the event such failure continues for a period of sixty (60) days or more, either Party may terminate the applicable Task Order by giving written notice thereof to the other Party.

19.	NON-SOLICITATION

Neither Party may, during the term of this Agreement and for one (1) year thereafter, approach or induce with offers of employment, directly or indirectly, any of the employees of the other Party that it may come into contact with in performing its duties under the Agreement, without first obtaining the prior written agreement of the other Party.

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Master Services Agreement

ENTIRETY OF THE AGREEMENT

This Agreement, together with each Task Order and any Change Order executed by both Parties, is the entire and complete understanding and agreement between the Parties. In case of any inconsistency between the provisions of a Task Order and this AGREEMENT, the provisions of the Task Order shall prevail to the extent of any such inconsistency.

21.	SURVIVAL

The terms of paragraphs dealing with liability, indemnity, intellectual property, confidential information, patent rights, publicity, survival and applicable law & jurisdiction shall survive the expiration or termination of this Agreement and each Task Order.

22.	APPLICABLE LAW AND JURISDICTION

This Agreement and each Task Order shall be governed by and construed in accordance with the substantive laws of the State of Florida without regard to its conflict of law rules.

The Parties agree that the state courts of Broward County, Florida or the United States Federal District Court for the Southern District of Florida shall have sole and exclusive jurisdiction over any controversy arising out of, connected with or associated with this Agreement, and each Party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

IN WITNESS WHEREOF, the parties hereto have hereunder executed this Agreement on the date below with their respective signatures.

Date: February 2, 2010	Date: February 2, 2010

/s/Karl E. Groth Ph.D.	/s/Peggy A. Farley
Karl E. Groth, Ph.D.	Peggy A. Farley
Chairman and Chief Executive Officer	President and Chief Executive Officer
Bioheart Inc.	Ascent Medical Product Development Centre Inc.

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Master Services Agreement